Exhibit 10.1

June 9, 2019

salesforce.com, inc.

Salesforce Tower

415 Mission Street, 3rd Floor

San Francisco, CA 94105

Ladies and Gentlemen:

As a holder of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), of Tableau Software, Inc., a Delaware corporation (the “Company”), the undersigned (each, a “Stockholder”) understands that the Company, salesforce.com, inc., a Delaware corporation (“Parent”), and Sausalito Acquisition Corp., a Delaware corporation (“Purchaser”), are concurrently entering into an Agreement and Plan of Merger, dated as of June 9, 2019 (as it may be from time to time amended, the “Merger Agreement”), which was previously approved by the boards of directors of the Company and Parent, providing for, among other things, (i) the commencement by Purchaser of the Offer and (ii) following the consummation of the Offer, the merger of Purchaser with and into the Company, with the Company being the surviving entity of the merger (the “Merger”), in each case, upon the terms and subject to the conditions set forth in the Merger Agreement. Terms used without definition in this Agreement shall have the meanings ascribed thereto in the Merger Agreement.

Each Stockholder acknowledges that, as an inducement for Parent and Purchaser to enter into the Merger Agreement, each of Parent and Purchaser has required that such Stockholder enter into this letter agreement (this “Agreement”) and such Stockholder is willing to enter into this Agreement.

Each Stockholder confirms such Stockholder’s agreement with Parent and Purchaser, and each of Parent and Purchaser confirms its agreement with each Stockholder, as follows:

1.1.    Subject Shares. As used in this Agreement, the term “Subject Shares” means the shares of Class B Common Stock that such Stockholder owns of record or beneficially (including through trusts or Affiliates) as of the date of this Agreement and any shares of Class B Common Stock of which such Stockholder (including through trusts or Affiliates) acquires record or beneficial ownership after the date hereof and prior to the termination of this Agreement. In the event of any stock split (including a reverse stock split), stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting a Stockholder’s Subject Shares, the terms of this Agreement shall apply to the resulting securities.

1.2.    Conditional Commitment to Convert. Subject to receipt of an Irrevocable Conversion Notice in accordance with the terms of this Agreement, each Stockholder shall promptly (but in no event later than one (1) hour after receipt of the Irrevocable Conversion Notice) and irrevocably convert, and shall deliver to the Company, the Company’s transfer agent and Parent all documentation reasonably necessary (including a conversion notice substantially in a form attached as Annex I hereto, the “Conversion Document”) to irrevocably convert, pursuant to and in accordance with the terms of Section D.5.a of Article IV of the Company Certificate, each Subject Share into one fully paid and nonassessable share of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), it being understood that such Stockholder’s irrevocable election to convert shall be deemed to be effective immediately upon the delivery of the Conversion Document to the Company’s transfer agent. The provisions of this Section 1.2 shall have no further force or effect in the event this Agreement is validly terminated in accordance with Section 1.10.

1.3.    Irrevocable Conversion Notice. For purposes hereof, an “Irrevocable Conversion Notice” means an irrevocable written notice substantially in the form attached as Annex II hereto, delivered by Parent to each Stockholder on the date of the expiration of the Offer (as soon as practicable following 10:00 a.m. New York City time but in no event later than 5:00 p.m. New York City time), specifying that all of the conditions to the Offer have been either satisfied (other than those conditions that by their nature are to be satisfied at the expiration of the Offer, each of which would be capable of being satisfied were the expiration of the Offer to occur at the time Parent delivers an Irrevocable Conversion Notice to each Stockholder) or irrevocably waived by Parent and Purchaser, it being acknowledged and agreed that such irrevocable written notice can only be validly delivered by Parent to the extent that all of the conditions to the Offer have, in fact, been satisfied (or would be capable of being satisfied were the expiration of the Offer to occur at the time Parent delivers an Irrevocable Conversion Notice to each Stockholder) or otherwise irrevocably waived by Parent and Purchaser; provided, that, for purposes of the Irrevocable Conversion Notice only, the satisfaction of the Minimum Condition shall be tested assuming that all Subject Shares of all Stockholders to be converted into shares of Class A Common Stock pursuant to Section 1.2 are tendered prior to the expiration of the Offer and that the consummation of the Offer occurs contemporaneously with the delivery of the Irrevocable Conversion Notice. Subject to the terms of this Agreement, the Irrevocable Conversion Notice may be delivered to each Stockholder by electronic mail to the email address contemplated by Section 1.11 and such Irrevocable Conversion Notice shall be deemed given to such Stockholder if sent by electronic mail to (x) the email address of such Stockholder in Section 1.11 (notice deemed given upon transmission if such email is sent by 5:00 p.m. New York City time, or, if after, the day following the date of transmission) and (y) the email addresses of the individuals from Cooley LLP listed in Section 10.4 of the Merger Agreement.

1.4.    Conditional Obligation. Nothing in this Agreement shall obligate Parent or Purchaser to deliver an Irrevocable Conversion Notice.

1.5.    Representations and Warranties of the Stockholders. Each Stockholder represents and warrants that:

(a)    such Stockholder, and (if such Stockholder is married and any of such Stockholder’s Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding) such Stockholder’s spouse, have duly executed and delivered this Agreement and have all authority and full legal capacity to enter into this Agreement and to perform his or her obligations under this Agreement;

(b)    assuming the due authorization, execution and delivery of this Agreement by Parent and Purchaser, this Agreement is such Stockholder’s valid and binding agreement and is enforceable against such Stockholder in accordance with its terms, subject to the Enforceability Limitations;

(c)    the Subject Shares are owned by such Stockholder free and clear of all encumbrances, voting arrangements and any other commitments or restrictions of every kind, except as would not restrict the performance of such Stockholder’s obligations under this Agreement;

(d)    such Stockholder has the sole or shared power to vote or direct the vote and to dispose of all Subject Shares;

(e)    the execution and delivery of this Agreement by such Stockholder does not, and the performance of such Stockholder’s obligations under this Agreement as contemplated hereby will not: (i) conflict with or violate any Law applicable to such Stockholder or by which the Subject Shares are bound or affected; (ii) result in any breach of or violation of, or constitute a default, or require any consent (or give rise to any right of termination or acceleration or an event that with notice or lapse of time or both would become a default or give rise to any such right) under, any Contract to which such Stockholder is a party or by which such Stockholder or the Subject Shares are bound; or (iii) require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or impair the performance by such Stockholder of his obligations under this Agreement;

(f)    with respect to such Stockholder, as of the date hereof, there is no Proceeding pending against, or, to the actual knowledge of such Stockholder, threatened against such Stockholder or any of such Stockholder’s properties or assets (including any of such Stockholder’s Subject Shares) before or by any Governmental Entity that could reasonably be expected to prevent the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to perform its obligations hereunder; and

(g)     no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from Parent, Purchaser or the Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

1.6.    Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser have been duly and validly authorized by all necessary entity action on the part of each of Parent and Purchaser, and no other entity proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by each Stockholder, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to the Enforceability Limitations.

1.7.    Covenants of the Stockholders.

(a)    Each Stockholder covenants and agrees that such Stockholder shall not, directly or indirectly, take any action that is intended, or would reasonably be expected, to materially interfere with, materially delay, or prevent the consummation of the Offer, the Merger or the other Transactions or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by any Stockholder of its obligations under this Agreement.

(b)    From the date of this Agreement and until the termination of this Agreement, and without limiting any provision of the Merger Agreement in any respect, each Stockholder shall not: (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal; (ii) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent, Purchaser or any of their Representatives) any non-public information in connection with or for the purpose of knowingly encouraging or knowingly facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iv) recommend any other holder of Company Common Stock to not tender shares of Company Common Stock into the Offer; or (v) support, recommend, endorse or approve any Acquisition Proposal or enter into any letter of intent, support agreement or similar commitment relating to or facilitating an Acquisition Proposal. The foregoing notwithstanding, nothing in this Agreement shall prohibit any Stockholder from taking any action that the Company or its Representatives are permitted to take under Section 6.3 of the Merger Agreement solely in such Stockholder’s capacity as a director or other Representative of the Company.

(c)    From the date of this Agreement and until the termination of this Agreement, if any Stockholder transfers, sells, assigns, pledges or otherwise disposes of any of such Stockholder’s Subject Shares (including, for the avoidance of doubt, any “Transfer” (as defined in the Company Certificate)) in each case that would not cause or result in the conversion of such Subject Shares into shares of Class A Common Stock pursuant to the Company Certificate, such Stockholder shall cause the transferee in any such transfer, sale, assignment, pledge or other disposition to execute and deliver a joinder to this Agreement in a form that is reasonably satisfactory to Parent and Purchaser pursuant to which such transferee agrees to be bound as a Stockholder hereunder.

(d)    Each Stockholder shall not make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law; provided, that reasonable notice of any disclosure required by applicable Law shall be provided to Parent, and such Stockholder will consider in good faith the reasonable comments of Parent with respect to such disclosure and otherwise cooperate with Parent in obtaining confidential treatment with respect to such disclosure.

1.8.    Covenants of Parent and Purchaser. Each of Parent and Purchaser shall keep each Stockholder reasonably informed on a reasonably current basis of the status of the Offer,

including with respect to the number of shares of Company Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and material developments with respect thereto and, upon each Stockholder’s request (no more often than once per day during the Offer (other than on the date of the expiration of the Offer)), provide such Stockholder as soon as practicable with the most recent report then available from the Exchange Agent detailing the number of shares of Company Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer; provided that delivery of such information or report to the Company or its Representatives shall constitute delivery to the Stockholders for purposes of this Section 1.8; provided, further, that a breach of this Section 1.8 shall not relieve or otherwise affect the obligations of the Stockholders pursuant to this Agreement.

1.9.    Documentation and Information. Each Stockholder hereby consents to and hereby authorizes Parent and Purchaser to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Entity or applicable securities exchange, and any press release or other disclosure document that Parent or Purchaser reasonably determines to be necessary or advisable in connection with the Offer, the Merger or any other transactions contemplated by the Merger Agreement or this Agreement, such Stockholder’s identity and ownership of such Stockholder’s Subject Shares, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and such Stockholder acknowledges that Parent and Purchaser may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange.

1.10.    Termination. This Agreement shall terminate automatically with respect to each Stockholder, without any notice or other action by any Person, upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the entry without the prior written consent of such Stockholder into any amendment, waiver or modification to the Merger Agreement, as in effect on the date hereof, that results in a decrease in, or change in form of, the Offer Consideration or the Merger Consideration or (d) the mutual written consent of Parent and such Stockholder. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 1.10 shall relieve any party from liability for any willful breach of this Agreement prior to termination hereof and (ii) the provisions of this Section 1.10 and Sections 1.11 through 1.25 shall survive any termination of this Agreement.

1.11.    Notices. Except as provided in Section 1.2 and Section 1.3, all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received only if delivered by electronic mail (notice deemed given upon confirmation of receipt); provided that the notice or other communication is sent to the address or email address set forth (a) if to Parent or Purchaser, to the email address set forth in Section 10.4 of the Merger Agreement and (b) if to a Stockholder, to such Stockholder’s email address set forth on a signature page hereto, or to such other email address as such party may hereafter specify for the purpose by notice to each other party hereto.

1.12.    Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

1.13.    Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

1.14.    Entire Agreement; Assignment. This Agreement and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of (a) Parent and Purchaser, in the case of an assignment by a Stockholder and (b) each Stockholder, in the case of an assignment by Parent or Purchaser; provided, that Parent or Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder.

1.15.    Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur and that the Parent and Purchaser would not have any adequate remedy at law (even if available) in the event that any Stockholder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions. It is accordingly agreed that Parent and Purchaser shall be entitled to an injunction or injunctions, without the posting of bond, to prevent or remedy any breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity. Any and all remedies herein expressly conferred upon Parent and Purchaser will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon Parent or Purchaser, and the exercise by Parent or Purchaser of any one remedy will not preclude the exercise of any other remedy.

1.16.    Jurisdiction; Waiver of Jury Trial.

(a)    Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 1.16(a) in the manner provided for notices in Section 1.11. Nothing in this Agreement will affect the right of Parent or Purchaser to serve process in any other manner permitted by applicable Law.

(b)    EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 1.16(B).

1.17.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

1.18.    Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

1.19.    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

1.20.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner.

1.21.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. This Agreement or any counterpart may be executed and delivered by facsimile copies, electronic mail in portable document format (.pdf), or any electronic signature complying with the U.S. ESIGN Act of 2000 (including www.docusign.com), each of which shall be deemed an original.

1.22.    Interpretation. When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive, and shall be interpreted as “and/or.” The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law. A reference to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

1.23.    Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, but without limiting any provision of the Merger Agreement in any respect, nothing in this Agreement shall limit or restrict a Stockholder, or any affiliate, employee or designee of a Stockholder, who is a director or officer of the Company or any of its Subsidiaries from acting in such capacity or fulfilling the obligations of such office, including by voting, in his capacity as a director or officer of the Company or any of its Subsidiaries’, in the Stockholder’s, or its affiliate’s, employee’s or designee’s, as applicable, sole discretion on any matter. In this regard, a Stockholder shall not be deemed to make any agreement or understanding in this Agreement in such Stockholder’s capacity as a director or officer of the Company. Each Stockholder is executing this Agreement solely in such capacity as a record or beneficial holder of shares of Company Common Stock.

1.24.    No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Purchaser any direct or indirect legal or beneficial ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to each Stockholder (without limiting such Stockholder’s obligations hereunder), and neither Parent nor Purchaser shall have any power or authority to direct such Stockholder in the voting or Transfer (as defined in the Company Certificate) of any of the Shares.

1.25.    Stockholder Obligation Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

[Signature Pages Follow]

The parties are executing this Agreement on the date set forth in the introductory clause.

SALESFORCE.COM, INC.

By:	/s/ John Somorjai
	Name:	John Somorjai
	Title:	Executive Vice President, Corporate Development & Salesforce Ventures

SAUSALITO ACQUISITION CORP.

By:	/s/ John Somorjai
Name: John Somorjai
Title: Vice President

[Signature Page to Letter Agreement]

STOCKHOLDER

CHRISTIAN CHABOT

By:	/s/ Christian Chabot
Name: Christian Chabot

STOCKHOLDER

CHRISTOPHER STOLTE

By:	/s/ Christopher Stolte
Name: Christopher Stolte

[Signature Page to Letter Agreement]

STOCKHOLDER

PATRICK M. HANRAHAN & DELLE R. MAXWELL TRUST DATED 3/24/2008

By:	/s/ Patrick Hanrahan
Name: Patrick Hanrahan
Title: Trustee

STOCKHOLDER

PATRICK HANRAHAN

By:	/s/ Patrick Hanrahan
Name: Patrick Hanrahan

[Signature Page to Letter Agreement]

Annex I

FORM OF CONVERSION DOCUMENT

Date: [                    ]

American Stock Transfer and Trust Company

6201 15th Avenue, Brooklyn

New York 11219

Email: portalconversion@astfinancial.com and ccolosso@astfinancial.com

Re: Conversion of Tableau Software, Inc. Class B Common Stock to Class A Common Stock

Dear Sir/Madam:

[                    ] (“Entity Stockholder”) currently holds shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), of Tableau Software, Inc. (the “Company”). Each share of Class B Common Stock has ten (10) votes per share, whereas each share of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) of the Company has one (1) vote per share. As of the date hereof, shares of Class B Common Stock cannot be traded on the New York Stock Exchange (NYSE) or transferred to a brokerage account until such shares have been converted to shares of Class A Common Stock on a 1:1 basis by completing an irrevocable election to convert.

The Entity Stockholder hereby elects, pursuant to Section D.5.a of Article IV of the Amended and Restated Certificate of Incorporation of the Company, to effect the conversion of [NUMBER] shares of the Company’s Class B Common Stock held by the Entity Stockholder into an equal number of fully paid and non-assessable shares of Class A Common Stock. The Entity Stockholder understands and acknowledges that this election to convert is irrevocable and will be effective as to the number of shares of Class B Common Stock specified in the immediately preceding sentence and held by the Entity Stockholder in the AST Account below, without any further action by it upon delivery of this election notice to American Stock Transfer and Trust Company.

AST Account Number

This Conversion is duly executed below by the Entity Stockholder or on behalf of Entity Stockholder by its authorized representative.

[Name of Entity Stockholder]

By:

Print Name and Title

Annex II

FORM OF IRREVOCABLE CONVERSION NOTICE

[Date]

Reference is hereby made to that certain letter agreement, dated as of June 9, 2019 (as it may be amended from time to time, the “Letter Agreement”), by and among salesforce.com, inc., a Delaware corporation (“Parent”), and Sausalito Acquisition Corp., a Delaware corporation (“Purchaser”) and the stockholders of Tableau Software, Inc., a Delaware corporation (the “Company”) party thereto (the “Stockholders”). Capitalized terms that are used but not defined herein have the meaning given to such terms in the Letter Agreement.

Pursuant to Section 1.3 of the Letter Agreement, Parent is hereby delivering to each Stockholder irrevocable notice that all of the conditions to the Offer have been either satisfied (other than those conditions that by their nature are to be satisfied at the expiration of the Offer, each of which would be capable of being satisfied were the expiration of the Offer to occur at the time Parent delivers this notice) or irrevocably waived by Parent and Purchaser; provided, that, for purposes of this notice, the satisfaction of the Minimum Condition is tested assuming that all Subject Shares of all Stockholders to be converted into shares of Class A Common Stock pursuant to Section 1.2 of the Letter Agreement were tendered prior to the expiration of the Offer and that the consummation of the Offer occurs contemporaneously with the delivery of this notice. This notice shall constitute the Irrevocable Conversion Notice for all purposes under the Letter Agreement.

[Signature Page Follows]

IN WITNESS HEREOF, the undersigned has caused this notice to be signed on behalf of Parent as of the date first written above.

SALESFORCE.COM, INC.

By:
Name:
Title:

[Signature Page to Irrevocable Conversion Notice]